Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 48 to the Registration Statement of Rydex Dynamic Funds (Form N-1A; File No. 333-84797) of our report dated May 26, 2021 on the financial statements and financial highlights of each of the series constituting Rydex Dynamic Funds included in the Annual Report to shareholders for the year ended March 31, 2021.

/s/ Ernst & Young LLP

Tysons, Virginia

July 29, 2021